Exhibit 10.ii.d

Supply Agreement

THIS SUPPLY AGREEMENT made as of and effective the 1st day of June, 2010

BETWEEN:

MOSAIC CANADA CROP NUTRITION L.P.

(hereinafter called “Mosaic”)

- and -

CARGILL LIMITED

(hereinafter called the “Cargill”)

Whereas Mosaic and its Affiliates (collectively, “Mosaic”) manufacture, produce and supply a variety of agricultural fertilizers (the “Products”) to Cargill and, through Cargill, to retail crop input dealers in which Cargill has an equity interest.

And Whereas Cargill is in the business of selling agricultural fertilizers, including nitrogen based fertilizers to growers in Canada and desires to purchase Products from Mosaic for the purpose of resale to growers.

This Agreement Witnesses that in consideration of the covenants and agreements herein contained, Mosaic and Cargill agree as follows:

1.	APPOINTMENT

Mosaic appoints Cargill as a dealer and limited distributor to sell Products in accordance with the terms and conditions of this Agreement.

2.	TERM

This Agreement shall take effect as of the date hereof and shall continue until May 31, 2012.

3.	AGREEMENT AMENDMENTS

Either party may propose amendments to this Agreement at any time which, if mutually agreed to, documented in writing and signed by both parties, shall be effective. In addition, the parties recognize that the commercial terms provided for herein may require renegotiation from time to time, specifically for each Fiscal year commencing on and after June 1st 2010. In this regard, the parties shall endeavor to advise the other of proposed amendments to the commercial terms on or before January 1 prior to the relevant Fiscal Year with the objective of finalizing negotiations by April 1 prior to the relevant Fiscal Year.

4.	PURCHASE AND SALE

(a)	Cargill shall purchase from Mosaic 100% of its Phosphate and Potash requirements of Products for retail distribution during each Fiscal Year, provided however that Cargill shall not be required to purchase Product from Mosaic in the event Mosaic’s terms are not competitive with those of its competitors, considering quality, delivery periods, suitability, warranty, reliability and price.

(b)	Cargill shall be permitted to re-sell Product purchased from Mosaic pursuant to the terms hereof to retail crop input dealers in which Cargill has an equity interest greater than 20%.

(c)	Notwithstanding anything to the contrary set out herein, if Cargill is able to purchase Product at the same or similar specifications as affixed by Mosaic at a net delivered price at least two ($2.00) dollars per metric tonne less than the net delivered price payable by Cargill to Mosaic in accordance with this Agreement, Mosaic shall have 48 hours from written notification from Cargill to advise Cargill whether:

(i)	Mosaic elects to sell the Product at prices equal to or less than the alternative source net delivered price for similar quantities, delivery modes, delivery periods and payment dates, in which case Cargill shall continue to purchase its requirements of Product from Mosaic; or

(ii)	Mosaic elects not to meet the alternative source net delivered price for similar quantities, delivery modes, delivery periods and payment dates, in which case Cargill may purchase such quantities from the alternate source. In such circumstances the Nominated Volume for the relevant period shall be reduced by the amount all such quantities purchased from alternative sources by Cargill during such period.

(d)	In the event of product shortages, Cargill’s unfilled orders will be filled on a pro rata basis with other shared value customers.

(e)	Mosaic will offer pricing and terms on products and services that is at least equal to the lowest pricing or longest terms being offered to retailers for product during a similar time period.

5.	FORECASTING

Where used herein, “Fertilizer Year” means that period commencing July 1 of a particular year and ending June 30 of the immediately following year.

On or before each May 15 immediately prior to a particular Fiscal Year, Cargill shall deliver to Mosaic a written preliminary forecast of Product requirements for the immediately following Fiscal Year.

On or before July 1 of each Fiscal Year, Cargill shall deliver to Mosaic an updated written forecast of Product requirements for the then current Fertilizer Year (“Nominated Volume”).

The parties acknowledge and agree that Cargill shall use best efforts in determining the Nominated Volume, but that such amount shall nonetheless represent an estimate only and not a commitment by Cargill.

The Nominated Volume shall include the following:

(a)	Product grade and quantity;

(b)	Rail/truck transportation split;

(c)	Product use by geographic area; and

(d)	Such other details as may be reasonably requested by Mosaic.

Within 15 days of receiving the Nominated Volume, Mosaic shall provide best efforts to notification to deliver on forecast to Cargill with written notice as to the following matters:

(e)	advise as to the specific Products, quantities and geography that Mosaic will be able to supply during that particular Fiscal Year relative to the Nominated Volume; and

Cargill shall deliver to Mosaic additional updated written forecasts of Product requirements for the then current Fiscal Year by August 15, November 15 and February 15.

6.	PRICE

Pricing for the Products shall be as set forth on Schedule A.

7.	ADDITIONAL OPPORTUNITIES

(a)	Mosaic will have discussions in advance of the market release of new products and services with Cargill.

(b)	If Mosaic is looking for a commercial partner for projects in which Cargill holds expertise, the parties shall discuss these opportunities.

Likewise, if Cargill is looking for a commercial partner for projects in which Mosaic holds expertise, the parties shall discuss these opportunities.

In either case, the proposal presented shall be confidential to the proponent thereof, not to be exploited by the recipient, except with the proponent’s prior written consent.

(c)	The parties will be deemed to have satisfied their obligations pursuant to this paragraph 7 by extending the treatment described in this paragraph, irrespective of whether the other accepts the opportunities offered to it.

8.	SHIPMENTS

(a)	The parties agree that Mosaic shall weigh each shipment at the shipping point and the weight so obtained shall govern.

(b)	If applicable, Mosaic shall consult with Cargill with respect to the method and routing of shipment, however reserves the right to determine the method and routing of shipments in such manner as it may in its sole discretion determine.

9.	MOSAIC COVENANTS

Subject to the terms and conditions otherwise contained in this Agreement, Mosaic covenants to:

(a)	Supply Products on a timely basis in accordance with the industry standards at the applicable time;

(b)	Supply Products which meet, as a minimum, recognized industry product quality standards; and

(c)	Supply Products in the agreed upon quantities.

In the event that Mosaic breaches one or more of the covenants set out above, Cargill may refuse delivery of the applicable Products and source them elsewhere, on a one time basis, without penalty under this Agreement provided that it notifies Mosaic, in advance, that it is so doing. In the event that Mosaic continues to breach one or more of the above covenants in a substantial and material way without reasonable excuse, Cargill may terminate this Agreement with respect to the applicable Products, upon 90 days notice, in writing, to Mosaic unless Mosaic is able to rectify the breach within that 90 day period.

10.	PAYMENT TERMS

Payment shall be made by Cargill to Mosaic on such terms and conditions as are in effect at the time Cargill places an order.

11.	DISCLAIMER WARRANTIES

THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION OF A PRODUCT AND MOSAIC MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF FITNESS OR AGAINST INFRINGEMENT OR OTHERWISE, EXCEPT THAT THE MATERIALS SOLD SHALL BE OF MERCHANTABLE QUALITY AND SHALL CONFORM TO THE SPECIFICATIONS AGREED UPON AT THE TIME OF THE SALE

12.	LIMITATION OF CLAIMS

Cargill agrees that Mosaic’s liability for claims made by the Cargill against Mosaic shall be limited for all claims brought against Cargill by third parties or for bodily injury to or death by third parties, which claims result from the sole negligence of

Mosaic, Mosaic shall be liable for the full amount of those claims, provided however, that Mosaic’s liability to Cargill for such claims shall be limited to and shall not exceed the amount for which Mosaic would have been liable to such third party if such claims had been made directly against Mosaic, rather than against Cargill, and had been successful; plus Cargill’s reasonable costs, including reasonable legal costs and disbursements, incurred in defending, settling or resolving such claims where such claims, if they had been made directly against Mosaic, would have been successful, provided however that in such circumstances any settlement shall be first approved in writing by Mosaic.

Failure by Cargill to give Mosaic written notice of a claim promptly, such that any insurance Mosaic may have in place is prejudiced, shall constitute a waiver by Cargill of all claims in respect of such materials. Any action or breach of this contract (other than for non-payment of the purchase price) must be commenced within one year after the cause of action arises.

Notwithstanding the foregoing, Mosaic will, to the extent it is permitted to do so, assign to Cargill all applicable manufacturers warranties. In addition, Mosaic undertakes and agrees to assist Cargill in pursuing any claims it may have against manufacturers of Products.

13.	EXCUSES FOR NON-PERFORMANCE

If the manufacture, transportation, delivery, or receipt by either party of any Product is prevented, restricted or interfered with by reason of any event or cause whatsoever beyond the reasonable control of the party so affected, such party shall be excused from making or taking deliveries to the extent of such prevention, restriction or interference. In the event Mosaic is unable to fully satisfy Cargill’s Product requirements, Cargill shall be permitted to purchase such Products from other suppliers for such time period as the manufacture, transportation, delivery or receipt of the particular Product is prevented, restricted or interfered with, without incurring liability for failure to perform this contract.

14.	TAXES

Cargill shall reimburse Mosaic for all taxes, excises or other charges which Mosaic may be required to pay to any Government (Federal, Provincial, or Local) upon, or measured by, the production, sale, transportation, delivery or use of the Products.

15.	PATENTS

Mosaic reserves the right to discontinue deliveries of any Product if, in the opinion of Mosaic, its manufacture, sale and/or use would infringe any Canadian or United States letters patent under which Mosaic is not licensed.

16.	TRADEMARKS

Mosaic is the exclusive owner of the name “Mosaic” and of the various trademarks and design marks which Mosaic uses in connection with the Products (all of which are hereinafter referred to as “Trademarks”). Cargill agrees not to use any of the Trademarks or any combination of the words or symbols containing the name “Mosaic” in connection with the maintenance and operation of Cargill’s business except in connection with the promotion, purchase and resale of the Products during the term of the Agreement. The Trademarks shall remain Mosaic’s exclusive property. Cargill shall not, by commission or omission or any act, prejudice Mosaic’s property right and title to any of the Trademarks.

17.	NO AGENCY

Cargill acknowledges that this Agreement does not:

(a)	Constitute Cargill the agent or legal representative of Mosaic for any purpose whatsoever; nor

(b)	Grant to Cargill any right or authority to assume or to create any obligation, express or implied, on behalf of or in the name of Mosaic.

18.	DEFAULT

Upon the occurrence of any one of the following events, Mosaic may, at its option, terminate this Agreement forthwith, without notice to Cargill, namely:

(a)	If any of the goods or chattels of Cargill are at any time seized or taken in execution or in attachment, or the same are threatened by any legal proceedings taken, by any creditor of Cargill, unless the legal proceedings are in good faith disputed by Cargill;

(b)	If a writ of execution is issued against the goods or chattels referred to in subsection (a) above;

(c)	If a Receiver or a Receiver Manager is appointed or an encumbrancer takes possession of Cargill’s property or any part thereof;

(d)	If Cargill takes or threatens to take voluntary winding-up proceedings;

(e)	If any order is made or any resolution is passed or any petition is filed for the winding-up or other termination of the corporate existence of Cargill;

(f)	If Cargill acknowledges its insolvency or makes an assignment for the benefit of its creditors;

(g)	If Cargill sells or attempts to sell all or a substantial portion of its assets;

(h)	If Cargill ceases or demonstrates an intention to cease carrying on business as an agricultural chemical dealer;

(i)	If there is any default in the observance or performance of Cargill’s obligations under this Agreement and the default is not remedied within 15 days after written notice thereof has been given to Cargill by Mosaic.

19.	NOTICE

All notices required under this Agreement shall be in writing and shall be given either by delivering the same personally to the party intended, or by sending the same by registered letter or facsimile transmission to the address of the party intended at such address or addresses as Cargill or Mosaic may from time to time advise in writing. Any notice mailed as aforesaid is deemed to have been given and received on the expiration of 72 hours after it is posted. If there is a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by mail, then the notice is effective only if it is delivered personally or sent by fax. If sent by fax, the notice is deemed to be received by the addressee 1 hour after transmission except when the 1 hour period expires outside of the addressee’s office hours, in which case, notice is deemed to be received 1 hour after the commencement of business at the place of business of the addressee on the business day following the date of transmission of the notice.

20.	WAIVER

Failure by Mosaic to exercise any right under this Agreement shall not be deemed a waiver.

21.	ASSIGNABILITY

This Agreement is not assignable or transferable by Cargill. Cargill agrees that Mosaic may assign all of its rights, title and interest in and to the terms of this Agreement, at any time without notice, to Related Companies only.

22.	RELATED COMPANIES

Where used herein, the term “Related Companies” shall mean:

(a)	any company which directly or indirectly controls Mosaic, or any company directly or indirectly controlled by Mosaic; and

23.	AFFILIATE

Where used herein, the term “Affiliate” means with respect to a party hereto, a corporation, partnership or person which:

(a)	is directly or indirectly controlled by such party;

(b)	directly or indirectly controls such party; or

(c)	is directly or indirectly controlled by a corporation, partnership or person which also directly or indirectly controls such party.

Without limiting the generality of the foregoing, for purposes of this definition: (a) a corporation, partnership or person shall be deemed to control a limited partnership if it is the sole general partner of that partnership, and (b) a corporation, partnership or person shall be deemed to control a corporation if securities of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation, partnership or person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation. Provided, however, Mosaic shall not be considered an Affiliate of Cargill for purposes of this Agreement.

24.	COMPLETE CONTRACT

This document including any schedules annexed hereto constitutes the complete and exclusive statement of the terms of the contract between the parties, and no other agreement, oral or written, shall vary or modify the terms of this Agreement unless such modification or revision is made in writing, signed by the both parties to this Agreement and specifically states that it is an amendment to this Agreement.

25.	TERMINATION OF PRIOR AGREEMENT

This Agreement supersedes and terminates any and all prior supply agreements between the parties.

26.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the day first written above.

CARGILL LIMITED

Per:

Per:

MOSAIC CANADA CROP NUTRITION, LP

Per:

Per:

Schedule A

Pricing

(a)	Market Price - Subject to subsection (b) below, Cargill shall pay the current market price for the Products as evidenced by Mosaic’s published price lists/Reference Prices List issued from time to time;

(b)	Most Favoured Price - The price payable by Cargill shall not exceed the price at which Mosaic is, at the time of the sale, making sales of Products of similar type and quality and in similar quantities to other retailers operating in Canada;

(c)	Incentives and Programs - Cargill will qualify for any and all applicable special programs and incentive payments (i.e., Mosaic business partner agreements), in addition to manufacturers’ programs, which Mosaic may implement for retailers.